Exhibit 10.6
Private & confidential
Dated: 9th July, 2010
EFG EUROBANK ERGASIAS S.A.
(as lender)
- and -
GRAND ESMERALDA INC.
(as Borrower)
- and -
GRANDUNION INC.
(as Existing Corporate Guarantor)
- and -
NEWLEAD HOLDINGS LTD.
(as New Corporate Guarantor)
- and -
NEWLEAD BULKERS S.A.
(as Approved Manager)

THIRD SUPPLEMENTAL AGREEMENT
in relation to a Loan Agreement
dated 22nd October, 2007
for a loan facility of up to US$32,000,000

Theo V. Sioufas & Co.
Law Offices
Piraeus
(J35-350156/A)

THIS AGREEMENT is made this 9th day of July, 2010
BETWEEN
(1)	EFG EUROBANK ERGASIAS S.A., a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, Piraeus, Greece (the “Bank”);

(2)	GRAND ESMERALDA INC., a company incorporated in the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia, as borrower (hereinafter called the “Borrower”, which expression shall include its successors); and

(3)	GRANDUNION INC., a company organised and existing under the laws of the Republic of Marshall Islands and having its registered office a company incorporated in Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960; (the “Existing Corporate Guarantor”);

(4)	NEWLEAD HOLDINGS LTD., a company duly incorporated under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda and listed and trading in the NASDAQ Stock Exchange, New York (hereinafter called the “New Corporate Guarantor”, which expression shall include its successors in title); and

(5)	NEWLEAD BULKERS S.A., a company duly incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia and an office established in Greece (83 Akti Miaouli and Flessa Street, GR 185.38 Piraeus) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (the “Approved Manager”, which expression shall include its successors in title);
AND IS SUPPLEMENTAL to:
(i)	a loan agreement dated 22nd October, 2007 made between (1) the Bank and (2) the Borrower and others, as joint and several borrowers (the “Initial Borrowers”), as amended and/or supplemented by:
(a)	a First Supplemental Agreement dated 15th June, 2009 and made between (inter alia) the Bank and the Initial Borrowers (the “First Supplemental Agreement”); and

(b)	a Second Supplemental Agreement dated 28th June, 2010 and made between (inter alia) the Bank and the Initial Borrowers, (the “Second Supplemental Agreement”)

on the terms and conditions of which the Bank has advanced to the Initial Borrowers, on a joint and several basis, a loan of up to Thirty two million Dollars ($32,000,000) (the “Loan”) for the purposes therein specified

(the said Loan Agreement as amended and/or supplemented by the First Supplemental Agreement and the Second Supplemental Agreement is hereinafter called the “Principal Agreement”) (the Principal Agreement as hereby amended and as the same may hereinafter be amended and/or supplemented is hereinafter called the “Loan Agreement”);
(ii)	a 1992 ISDA Master Agreement dated 22nd October 2007 as amended and/or supplemented by the First Supplemental Agreement and the Second Supplemental Agreement (the “Principal ISDA Master Agreement”) made between the Initial Borrowers, as Party B and the Bank, as Party A.
WHEREAS :
(A)	The Borrower, the Existing Corporate Guarantor and the Approved Manager hereby jointly and severally acknowledge and confirm that (a) the Bank has advanced to the Initial Borrowers, on a joint and several basis, the full amount of the Loan in the principal amount of United States Dollars Thirty two million (US$32,000,000) in one advance and (b) as the date hereof the amount of US$15,355,000 (United States Dollars Fifteen Million Three hundred Fifty Five thousand) remains outstanding.

(B)	Pursuant to a Corporate Guarantee dated 22nd October 2007 and granted by the Existing Corporate Guarantor (the “Existing Corporate Guarantee”) the Existing Corporate Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and the performance of all the obligations of the Initial Borrowers under the Principal Loan Agreement, the Principal ISDA Master Agreement and the Security Documents executed in accordance thereto.

(C)	the Borrower and (inter alia) the New Corporate Guarantor have requested the Bank to consent to:
(a)	the amendment of the Margin;

(b)	the release of the Existing Corporate Guarantor from its obligations under the Existing Corporate Guarantee;

(c)	the transfer of the total number of the issued and outstanding shares of the shareholders of the Borrower to the New Corporate Guarantor;

(d)	the non compliance by the Borrower of its covenants under Clause 8.4(c), and 8.9(b) for the whole Waiver Period (as hereinafter defined); and

(e)	the amendment of the Principal Agreement as set out in Clause 5 hereof;
and the Bank has agreed so to do conditionally upon terms that (inter alia) the Principal Agreement shall be amended in the manner hereinafter set out.
NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	Definitions

1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Agreement.

1.2	In addition, in this Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the date, not being later than 1st July, 2010 (or such later date as the Bank may agree) upon which all the conditions contained in Clause 4 shall have been satisfied and this Agreement shall become effective;

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

“Master Agreement” means the Principal ISDA Master Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

“Mortgage Amendment No. 2” in relation to the Vessel, means the amendment No. 2 to the first preferred Liberian Ship mortgage registered over the Vessel in favour of the Bank, whereby the said first mortgage shall be amended, executed or (as the context may require) to be executed by the Borrower in favour of the Bank in form satisfactory to the Bank;

“New Corporate Guarantee” means a guarantee given or, as the context may require, to be given by the New Corporate Guarantor in form and substance satisfactory to the Bank as security for (inter alia) the Outstanding Indebtedness and any and all other obligations of the Borrower under the Loan Agreement and the Master Agreement;

“New Corporate Guarantor” means the person specified as New Corporate Guarantor at the beginning of this Agreement;

“New Security Documents” means the New Corporate Guarantee and the Mortgage Amendment No. 2;

“Vessel” means the m/v “GRAND ESMERALDA” of approximately 36,725 gt and 23,310 nt, built in 1990 in Japan by TSU Works NKK in 1990, lawfully registered under the laws and flag of the Republic of Liberia in the Ships’ Register of the Port of Monrovia in the ownership of the Borrower and having Official No. 12671, IMO No. 8920062, Call Sign A8GX9;

1.3	In this Agreement:
(a)	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations;

(b)	clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement;

(c)	references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement; and

(d)	all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Principal Agreement.
2.	Representations and warranties

2.1	The Borrower, the Existing Corporate Guarantor, the Approved Manager and the New Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Agreement.

2.2	In addition to the above the Borrower, the Existing Corporate Guarantor, the Approved Manager and the New Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date of this Agreement that:
a.	each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Agreement and the

New Security Documents and has complied with all statutory and other requirements relative to its business and does not have an established place of business in any part of the United Kingdom or the USA;
b.	all necessary licences, consents and authorities, governmental or otherwise under this Agreement, the Principal Agreement and the New Security Documents have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

c.	this Agreement constitutes, and each of the New Security Documents on the execution thereof will constitute, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.	the execution and delivery of, and the performance of the provisions of this Agreement and the New Security Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.	no action, suit or proceeding is pending or threatened against any of the Borrower, the Approved Manager and the New Corporate Guarantor or its assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower, the Approved Manager or the New Corporate Guarantor; and

f.	none of the Borrower, the Approved Manager and the New Corporate Guarantor is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.
3.	Agreement of the Bank

3.1	The Bank, relying upon each of the representations and warranties set out in Clause 2 hereby agree with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to consent to:
a.	the amendment of the Margin;

b.	the transfer of the total number of the issued and outstanding shares of the shareholders of the Borrower to the New Corporate Guarantor;

c.	the release of the Existing Corporate Guarantor from its obligations under the Existing Corporate Guarantee and the replacement of the Existing Corporate Guarantor by the New Corporate Guarantor as Corporate Guarantor of the obligations of the Borrower under the Principal Loan Agreement and the Principal ISDA Master Agreement as hereby amended; and

d.	the non compliance by the Borrower of its covenants under Clause 8.4(c), and 8.9(b) for the whole Waiver Period (as hereinafter defined);
and that the Principal Agreement and the Principal ISDA Master Agreement be amended in the manner more particularly set out in Clause 5.1.

4.	Conditions

4.1	The agreement of the Bank contained in Clause 3.1 shall be expressly subject to the fulfilment of the conditions set out in this Clause and further subject to the condition that the Bank shall have received on or before the Effective Date in form and substance satisfactory to the Bank and its legal advisers:
a.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the New Corporate Guarantor;

b.	certified and duly legalised copies of resolutions passed at a meeting of the Board of Directors of each of the Borrower and the New Corporate Guarantor and certified and duly legalised copies of the resolutions passed at a meeting of the shareholders of the Borrower (and of any corporate shareholder thereof) evidencing approval of this Agreement and of such of the New Security Documents to which is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Bank;

c.	all documents evidencing any other necessary action or approvals or consents with respect to this Agreement and the New Security Documents;

d.	the original of any power(s) of attorney issued in favour of any person executing this Agreement or any of the New Security Documents on behalf of each of the Borrower and the New Corporate Guarantor;

e.	such favourable legal opinions from lawyers acceptable to the Bank and its legal advisors on such matters concerning the laws of Bermuda and such other relevant jurisdiction as the Bank shall require; and

f.	each of the New Security Documents duly executed by the respective parties thereto and, where appropriate, duly registered in favour of the Bank;
5.	Variations to the Principal Agreement

5.1	In consideration of the agreement of the Bank contained in Clause 3.1, the Borrower, the Approved Manager and the New Corporate Guarantor hereby jointly and severally agree with the Bank that (subject to the satisfaction of the conditions precedent contained in Clause 4) with effect from the Effective Date, the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:
a.	The definitions of Clause 1.2 of the Principal Agreement referred to hereinbelow shall be deleted and replaced by the following:
i.	““Corporate Guarantor” by:

“Corporate Guarantor” means NewLead Holdings Ltd., a company duly incorporated under the laws of Bermuda, whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda, and any other person nominated by the Borrower and acceptable to the Bank which may give a Corporate Guarantee;”;

ii.	““Margin” by:

“Margin” means three point seventy five per centum (3.75%) per annum”;

iii.	“Mortgage” by:

“Mortgage” in relation to the Vessel means the first preferred Liberian mortgage executed by the Owner thereof in favour of the Bank as amended by the First Mortgage Amendment and the Mortgage Amendment No. 2;

iv.	““Waiver Period” by:

“Waiver Period” means a period starting from the 1st July 2010 and terminating on the 30th June 2011;”
b.	As from the Effective Date, the following new definitions, shall be added to Clause 1.2 of the Principal Agreement reading as follows:

“Effective Date” means the date on which the Third Supplemental Agreement has been executed by the relevant parties thereto;

“Third Supplemental Agreement” means the agreement dated 1st July 2010 supplemental to this Agreement made between (1) the Borrower, (2) the Corporate Guarantor (3) the Approved Manager and (4) the Bank;

“Mortgage Amendment No. 2” in relation to the Vessel, means the amendment No. 2 to the first preferred Liberian Ship mortgage registered over the Vessel in favour of the Bank, whereby the said first mortgage shall be amended, executed or (as the context may require) to be executed by the Owner in favour of the Bank in form satisfactory to the Bank;

c.	with effect from the Effective Date the first paragraph of Clause 4.1 (Repayment) of the Principal Agreement shall be deleted and shall be substituted by the following:
“4.1	Repayment
The Borrower shall and it is expressly undertaken by the Borrower to repay the Loan amounting as of the Effective Date in the principal sum of US$15,355,000 (US Dollars Fifteen Million Three hundred Fifty Five thousand) by:
(a)	sixteen (16) consecutive quarterly repayment instalments (the “Repayment Instalments”), each to be repaid on each of the Repayment Dates so that the first Repayment Instalment be repaid on the 24th July, 2010 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately proceeding Repayment Date with the last (the 16st) of such Repayment Instalments falling due for payment on the Final Maturity Date; subject to the provisions of this Agreement, the amount of each such Repayment Instalment shall be $565,000 (five hundred sixty five thousand Dollars; and

(b)	a final balloon instalment of Six million three hundred fifteen thousand Dollars ($6,315,000) (the “Balloon Instalment”), which shall be repayable together with the last (the 16th) Repayment Instalment on the Final Maturity Date;
d.	With effect from the Effective Date Clause 8.10 (a) shall be deleted;
e.	With effect as from the Effective Date, paragraph (d) of sub-clause 8.9 (Banking Operations-Liquidity-Excess Earnings) shall be deleted and be replaced by the following:

“(d)	the amount of Dollars One Million One Hundred Thirty Thousand ($1,130,000) currently standing to the credit of the Retention Account shall remain credited therein throughout the Security Period provided however that the Borrower shall have the option to request the Bank to apply at any time said amount towards payment of the Balloon Instalment referred to in Clause 4.1(b) hereof;”
f.	With effect as from the Effective Date, a new Clause 8.11 heading (Additional Covenants in respect of the New Corporate Guarantor) shall be added to Clause 8 (Covenants) reading as follows:
“8.11 Additional Covenants in respect of the Corporate Guarantor
The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, it will:
(a)	Maintenance of the Business and Legal Structure of the New Corporate Guarantor

ensure and procure that throughout the Security Period the Corporate Guarantor shall continue to be (a) a holding company of ocean-going vessels, listed and trading in the Nasdaq Stock Exchange, New York and (b) the legal and beneficial owner of 100% of the issued shares in the capital of the Borrower, whether directly or indirectly;

(b)	Control of the Corporate Guarantor

ensure and procure that:
(i)	at least ten percent (10%) of the total issued share capital of the Corporate Guarantor is directly held by Grandunion Inc of the Marshall Islands throughout the Security Period; and

(ii)	at least fifty point one per cent (50.1%) of the total issued share capital of Grandunion Inc. of the Mashall Islands is directly held by Messrs Nikolaos Fistes and Michael Zolotas throughout the Security Period;
(c)	Management of the Corporate Guarantor

ensure that Messrs. Michael Zolotas and Nikolaos Fistes shall remain Chief Executive Officer and Chairman respectively of the Corporate Guarantor throughout the Security Period; and

(d)	Financial Covenants of the Corporate Guarantor
(aa)	ensure that the Corporate Guarantor shall maintain a ratio of EBITDA over Interest Expenses of not less than:

(i)	in respect of the Accounting Period commencing on 1st January 2013 until the Accounting Period ending on 30 December 2013, 2.0 to 1.00; and

(ii)	thereafter and until the end of the Security Period, 2.5 to 1.00; and
(bb)	ensure that the Corporate Guarantor shall maintain an Equity Ratio of no less than:
(i)	in respect of the Accounting Period commencing on 1st January 2013 until the Accounting Period ending on 30 December 2013, 25%; and

(ii)	thereafter and until the end of the Security Period,, 30% ; and
(cc)	ensure and procure that the Corporate Guarantor shall maintain throughout the Security Period a minimum unencumbered liquidity of no less than 5% of the Total Debt;
“Accounting Period”, “Accounting Information” and “Total Assets” shall have the meaning given to them in Clause 8.10 of this Agreement ;
“EBITDA” means, in respect of an Accounting Period, the aggregate amount of consolidated pre-tax profits of the Group before interest, taxes, depreciation and amortization;
“Equity Ratio” means Shareholders Equity as a percentage of Total Assets adjusted, in each case, for the difference between Fleet Market Value and Fleet Book Value;
“Fleet Book Value” means, at the end of an Accounting Period, the aggregate book value of the Fleet Vessels less depreciation as stated in the most recent financial statements delivered pursuant to clause 8.10 of this Agreement;
“Fleet Market Value” means, as of the date of calculation, the aggregate market value of all the Fleet Vessels, the value of each of which determined in accordance with the relevant provisions of this Agreement;
“Fleet Vessels” means the vessels (including, but not limited to, the Vessel) from time to time owned by a member of the Group (each a “Fleet Vessel”);
“Interest Expenses” means, in respect of an Accounting Period, the aggregate of all interest incurred by any member of the Group (excluding any amounts owing by one member of the Group to another member of the Group) and any net amounts payable under interest rate hedge agreements;

“Total Debt” means, at any time, the aggregate outstanding principal, capital or nominal amount of all Borrowed Money of the Group calculated on a consolidated basis at that time;
“Shareholders Equity” means, at any time in respect of the Group, the amount of shareholders equity of the Group on a consolidated basis which would be included as shareholders equity in the consolidated balance sheet of the Group drawn up at such time;
The expressions used in this Clause 8.11 shall be construed in accordance with law and accounting principles internationally accepted as used in the financial statements of the Corporate Guarantor produced in accordance with sub-clause 8.1(a), and for the purposes of this Agreement:

5.2	With effect from the Effective Date Sub-clause (c)(i) to clause 15.1 of the Principal Agreement is hereby amended to read as follows:
“(i)	if to be sent to any Security Party, to:

Newlead Bulkers S.A. 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, Fax No.: +30 213 014 8209 Attention: Chief Financial Officer”.
5.3	As from the date of execution of the Principal Agreement sub clause 15.2 (Process Agent) of the Loan Agreement shall be deleted and shall be substituted by the following:

“15.2 The Guarantor hereby appoints Mr. Peter- Panagiotis Kallifidas, an attorney-at-law, whose present address is at c/o NEWLEAD BULKERS S.A, Akti Miaouli 83 and Flessa Street as agent to accept service in Greece (hereinafter called the “Process Agent”) upon whom any judicial process extra-judicial notice or protest, court documents, order for payment, enforcement procedures announcement of claim or any other Court or out-of-court procedure documents or any other documents may be served and any other notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant law. In case, however, that such Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.”

5.4	With effect from the Effective Date hereof, the definition and all references in the Principal Agreement the Principal ISDA Master Agreement and the Security Documents, to:
(a)	“Corporate Guarantor” shall be construed as references to the New Corporate Guarantor;

(b)	“Mortgage” shall be construed as references to the Mortgage as amended by the Second Mortgage Amendment;

(c)	“this Agreement”, “the Master Agreement” “hereunder” and the like and in the Security Documents to the “Loan Agreement” “the Master Agreement” shall be construed as references to the Principal Agreement, or as the case may be, the Principal ISDA Master Agreement as amended and/or supplemented by this Agreement.
5.5	With effect from the Effective Date the provisions of the Principal ISDA Master Agreement shall be varied and/or amended and/or supplemented as follows:
a.	by inserting after the words “Party A (as lender)” in the last line of the definition of “Loan Facility” in Part 5, paragraph (e) of the Schedule to the Principal ISDA Master Agreement the words:

“and as further amended by a First Supplemental Agreement dated 15th June 2009, a Second Supplemental Agreement dated 28th June, 2010 both made between Party B (as borrowers) and Party A (as lender) and a Third Supplemental Agreement dated 1st July 2010 made between Party B (as borrower) and Party A (as lender)”;
5.6	With effect from the Effective Date all obligations imposed upon the Corporate Guarantor under the Principal Agreement shall be deemed to be imposed upon the New Corporate Guarantor.

5.7	The definition “Security Documents” with effect as from the date hereof shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof as well as the New Security Documents and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrower under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement this Agreement and/or the Security Documents.

6.	Entire agreement and amendment

6.1	The Principal Agreement, the Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

6.2	This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

7.	Continuance of Principal Agreement and the Security Documents

7.1	Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower and the other Security Parties shall continue and remain valid and enforceable.

8.	Fees and expenses

8.1	The Borrower and the New Corporate Guarantor jointly and severally covenant and agree to pay and discharge all upon demand on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

8.2	The Borrower and the New Corporate Guarantor jointly and severally covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

9.	Miscellaneous

9.1	The provisions of clause 15.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein save that notices or demands hereunder as regards the Borrower should be sent to such address or facsimile number as the Borrower have advised in writing to the Bank on the date of the Principal Agreement.

9.2	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Agreement.

10.	Entire Agreement and Amendment; Effect on Principal Agreement

10.1	The Principal Agreement, the Principal ISDA Master Agreement, the Security Documents and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the party or parties to be bound or burdened thereby.

10.2	Except to the extent that each of the Principal Agreement and the Principal ISDA Master Agreement is expressly amended or supplemented by this Agreement, all terms and conditions of the Principal Agreement remain in full force and effect. This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

10.3	No waiver of any such right, remedy or power, or any consent to any departure from the strict application of the provisions of this Agreement, the Loan Agreement, Principal ISDA Master Agreement or of any other Security Document shall in any way prejudice or affect the powers conferred upon the Bank under this Agreement, the Loan Agreement, Principal ISDA Master Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement, the Loan Agreement, Principal ISDA Master Agreement and the other Security Documents nor shall, any delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement, the Loan Agreement, Principal ISDA Master Agreement and/or the other Security Documents or by law, impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower and/or any other Security Party, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

11.	Applicable law and Jurisdiction
This Supplemental Agreement shall be governed by and construed in accordance with English law. The provisions of Clause 15.2 (Process Agent) as hereby amended, Clause 16.1 (Law and Jurisdiction) and Clause 16.2 (Submission to Jurisdiction) of the Principal

Agreement shall extend and apply to this Supplemental Agreement as if the same were (mutatis mutandis) herein expressly set forth.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

EXECUTION PAGE
THE BORROWER

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
Grand Esmeralda Inc.,	)	/s/ Panagiotis-Peter Kallifidas
of Liberia, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
	Name:	Efstratios Kalantzis
	Address:	13 Defteras Merarchias Str. Piraeus, Greece
	Occupation:	Attorney-at-law

THE EXISTING CORPORATE GUARANTOR

SIGNED by	)
Mr. Michail Livanos	)
for and on behalf of	)
Grand union Inc.,	)	/s/ Michail Livanos
of the Marshall Islands, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
	Name:	Efstratios Kalantzis
	Address:	13 Defteras Merarchias Str. Piraeus, Greece

THE NEW CORPORATE GUARANTOR

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
NewLead Holdings Ltd.,	)	/s/ Panagiotis-Peter Kallifidas
of Bermuda, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Efstratios Kalantzis
	Name:	Efstratios Kalantzis
	Address:	13 Defteras Merarchias Str. Piraeus, Greece
	Occupation:	Attorney-at-law

THE APPROVED MANAGER

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
Newleads Bulkers S.A..,	)	/s/ Panagiotis-Peter Kallifidas
of Liberia, in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
	Name:	Efstratios Kalantzis
	Address:	13 Defteras Merarchias Str. Piraeus, Greece
	Occupation:	Attorney-at-law

THE BANK

SIGNED by	)
Mr. Stavroula — Sotiria Ydreou	)	/s/ Stavroula-Sotiria Ydreou
and Mr. Athanassios Doudoulas	)	Attorney-in-Fact
for and on behalf of	)
EFG EUROBANK ERGASIAS S.A.	)
in the presence of:	)	/s/ Athanassios Doudoulas
Attorney-in-Fact

Witness:	/s/ Angela Arcadis
	Name:	Angela Arcadis
	Address:	13 Defteras Merarchias Str. Piraeus, Greece
	Occupation:	Attorney-at-law